[LETTERHEAD]

For Further Information:

CNB:

     MEDIA                                             ANALYSTS
Joan F. David                      James J. Giancola                  John R. Spruill
Corporate Relations                Chief Executive Officer            Chief Financial Officer
812-464-3564                       812-464-3265                       812-461-3043
davidjf@citizensonline.com         giancojj@citizensonline.com        spruiljr@citizensonline.com

Pinnacle:
     MEDIA                                             ANALYSTS

LeAnn Krokker                      Richard L. Schanze                 David W. Kolhagen
Executive Marketing Officer        Chairman &                         Chief Financial Officer
616-983-6311 ext. 330              Chief Executive Officer            616-983-6311 ext 313
                                   616-983-5567


FOR IMMEDIATE RELEASE                                           OCTOBER 15, 1997

          CNB BANCSHARES AND PINNACLE FINANCIAL SERVICES AGREE TO MERGE

James J. Giancola, President and CEO of CNB Bancshares, Inc. (NYSE:BNK) and Richard L. Schanze, Chairman and CEO of Pinnacle Financial Services, Inc. (NASDAQ:PNFI) jointly announced today the execution of a definitive agreement for a merger between the two companies. The merger, valued at $583 million, will create a company with assets of $6.6 billion and operations in southwest Michigan, Indiana, Kentucky and southern Illinois. Arnold Weaver, President and COO of Pinnacle Bank, will become President and CEO of the Michigan-based bank subsidiary upon completion of the merger. The agreement has been approved by the boards of directors of both companies and is subject to the approval of shareholders and regulatory agencies. The merger is expected to close in the second quarter of 1998.

Giancola said, "This strategic expansion of CNB's markets into northwest Indiana and southwest Michigan gives us the mass and depth to excel well into the next century. This merger allows us to further leverage our technology investments and to realize important synergies in key business lines. The merger, which is expected to be slightly accretive to earnings in 1998 and solidly accretive in 1999, will undoubtedly enhance future shareholder value. Pinnacle has had an exciting growth and earnings history which we expect will continue as a significant portion of their management team will join ours."

Schanze commented, "Ten years ago we made the decision to grow our then $150 million company to become a premier bank in the southwest Michigan/northwest Indiana market. During these 10 years we have grown to $2.2 billion in assets through seven significant acquisitions. This merger with CNB successfully completes our plan. Our shareholders have been richly rewarded through a compound total annual return in their investment in Pinnacle exceeding 30% since 1989."

Weaver added, "We are looking forward to joining the CNB organization. CNB's more extensive product line will add tangible benefits to our small to middle market business customers -- especially in the cash management, trust and employee benefit plan areas. Our retail customers will benefit from CNB's internet banking, expanded mortgage loan products, and trust services. In addition, our customers will be able to utilize the 142 offices and 174 ATM's from southwestern Michigan, through all of Indiana, north to south, and into southern Illinois and Kentucky. Finally, our associates will join a growing company that has a reputation for providing excellent benefits and career opportunities."

Giancola concluded, "This is an historic event for CNB. This gives us entry into a fast growing and dynamic market. We are familiar with these markets through my prior experience in northwest Indiana and the number of customers we already serve in that market. Pinnacle has already reduced their expense base by about 20% from their two recent mergers. We are looking to reduce expenses by an additional 10-15% which should result in few staff reductions. In addition, we plan to add additional staffing in the commercial lending and trust areas, especially in the Valparaiso and Merrillville markets. This transaction will take our market capitalization to over $1.5 billion and provide better liquidity and market depth to shareholders of both companies. The combined company will rank about 69th in the nation in terms of asset size."

A transaction summary and table of pro forma operations are attached. CNB Bancshares and Pinnacle Financial Services will participate in a telephone conference call for analysts and reporters at 9:00 a.m. Central Time this morning. To participate in the conference call, please call 816-650-0613.

Supplementary material relating to the discussion of the merger announcement is available to participants by fax at 1-800-753-0352 Box #706 or on the internet at http://www.citizensonline.com/new/pressrel.

                           FORWARD-LOOKING INFORMATION
This news release and supporting materials contains statements regarding the performance of CNB and Pinnacle on a stand-alone and pro forma combined basis. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the projections discussed in this release since such projections involve significant risks and uncertainties. Factors that might cause such differences include, but are not limited to: (1) revenues following the merger are lower than expected and/or expenses are higher than expected; (2) costs or difficulties related to the integration of the respective businesses are greater than expected; (3) competitive pressures among financial institutions increase significantly; (4) economic conditions, either nationally or locally, in areas in which the combined companies will conduct their operations, are less favorable than expected; and (5) legislation or regulatory changes adversely affect the businesses in which the combined companies would be engaged.

                 CNB BANCSHARES AND PINNACLE FINANCIAL SERVICES

                               TRANSACTION SUMMARY

Deal value(1)                                               $583 million

Purchase price per share(1)                                 $46.32

Premium to market                                           18%

Price to book value                                         347%

Price to estimated 1997 earnings(2)                         22x

Price to estimated 1998 earnings(2)                         18x

Fixed exchange ratio                                        1.0365

Method of accounting                                        Pooling

Pinnacle ownership                                          39%

(1) Based on CNB's closing price of $44.69 on October 13.

(2) Based on analysts' estimates, not management's forecast.


                                             PRO FORMA OPERATIONS
                                                $ in millions

                                                             Pro
                               CNB           Pinnacle       Forma

Assets                        $4,400         $2,200         $6,600

Loans                          2,400          1,500          3,900

Deposits                       3,000          1,500          4,500

Equity                           330            170            500

Market cap.                      915            470          1,500

Offices                           95             47            142

ATMs                             129             45            174

                                                         ###